FIRST AMENDMENT

TO

CAPRICOR, INC.

2006 STOCK OPTION PLAN

(Adopted February 12, 2014)

Capricor Therapeutics, Inc. (the “Company”) maintains the Capricor, Inc. 2006 Stock Option Plan, effective as of June 28, 2006 (the “Plan”), and, pursuant to Section 5.3 of the Plan, the Company’s Board of Directors (the “Board”) may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Options have not been granted.

The Board desires to adopt an amendment to the Plan to: (1) change the name of the Plan from the “Capricor, Inc. 2006 Stock Option Plan” to the “Capricor Therapeutics, Inc. 2006 Stock Option Plan”; (2) provide that all references to the “Company” shall be deemed to refer to Capricor Therapeutics, Inc. and its parent and Subsidiaries, as applicable; and (3) provide that all references in the Plan to “Stock” shall mean the common stock of Capricor Therapeutics, Inc., par value $0.001 per share.

The Plan is hereby amended as follows:

1.	The name of the Plan is amended and restated in its entirety to read as follows:

“Capricor Therapeutics, Inc. 2006 Stock Option Plan”

2.	The first sentence of the preamble is amended and restated in its entirety to read as follows:

“Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), sets forth herein the terms of its 2006 Stock Option Plan (the “Plan”), as follows:”

3.	Section 2.7 of the Plan is amended and restated in its entirety to read as follows:

““Company” means Capricor Therapeutics, Inc., a Delaware corporation, and its parent (as that term is defined in Code Section 424(e)) and Subsidiaries, as applicable, or any successor thereto.”

4.	For purposes of clarity, all references in the Plan to “Stock” shall be deemed to mean the common stock of the Company.

5.	The modifications set forth above shall not affect any other provisions of the Plan.

[Signature provided on following page.]

In Witness Whereof, the undersigned adopts this First Amendment to the Plan on behalf of the Company as of the date first written above.

CAPRICOR THERAPEUTICS, INC.

/s/ Linda Marbán, Ph.D.

By: Linda Marbán, Ph.D.
Title: Chief Executive Officer